Exhibit 10.1

MEDIATED SETTLEMENT AGREEMENT

La Rosa Holdings, Corp. (hereinafter “LRHC”), Nona Legacy Powered by La Rosa Realty, Inc. f/k/a La Rosa Realty Lake Nona, Inc. (hereinafter “LRLN”), Joe La Rosa (hereinafter “La Rosa”), together with their successors, heirs, and assigns (collectively, “Plaintiffs”) and Norkis Fernandez, together with her successors, heirs, and assigns (“Fernandez”) (the “Plaintiffs” and “Fernandez” are collectively referred to herein as the “Parties”), as of October 18, 2024 (“Effective Date”), hereby enter into this Mediated Settlement Agreement (the “Agreement”), hereby agree as follows:

1.	Payment to Fernandez: Plaintiffs shall pay or cause to be paid to Fernandez the following, which shall be referred to hereinafter as the “Settlement Sum”:

a.	A total of $1,000,000.00 (the “Settlement Sum”) in equal payments of $11,904,76 over a period of 7 years, with each payment being due and owing on the 1st day of the month and late on the 3rd day of the month.

b.	The first payment shall be due and payable on November 1, 2024.

2.	Sale of LRHC Shares by Fernandez: Fernandez agrees that she shall not sell more than 10,000 of her shares of LRHC per month, unless and until such time as the value of the LRHC shares reaches a value of $5.00 as listed on the Nasdaq.

3.	Dismissal of Litigation: Plaintiffs shall dismiss with prejudice, or cause to be dismissed with prejudice, any and all lawsuits against Norkis, including, without limitation, the case of La Rosa Realty Lake Nona, Inc. v. Olga Norkis Fernandez Valdez a/kla Norkis Fernandez, et al., Case No. 2024-CA-006534, pending in the Circuit Court of Orange County, Florida, within 10 days of the Effective Date by filing a motion for dismissal with prejudice with the Circuit Court reserving jurisdiction to enforce this Agreement.

4.	Pledge of 49% of Stock of LRLN: LRHC hereby pledges and agrees to cause to be pledge, 49% of the stock of of LRLN as security for the Settlement Sum owed hereunder. Upon final payment of the Settlement Sum, the pledge of 49% of the stock of LRLN shall expire and be of no further force or effect.

5.	General Releases: The Parties, for good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged, unconditionally and irrevocably remise, waive, satisfy, release, acquit, and forever discharge each other, and all employees, directors, officers, affiliates, agents, relatives, and successors and assigns, from and against any and all claims, counterclaims, actions, suits, rights, causes of action, legal or administrative complaints, lawsuits, set-offs, costs, losses, controversies, agreements, franchise agreements, contracts, restrictive covenants, promises, and demands or liabilities, of whatever kind or character, including, without limitation, all claims, accrued or unaccrued, direct or indirect, latent or patent, whether known or unknown.

6.	Default: If any payment is more than IO days past due, it shall constitute a default under the terms of this Agreement. In the event that any Party to this Agreement believes that a default under the terms of this Agreement has occurred, the non-defaulting Party shall provide written notice of such default (the “Default Notice”) to the defaulting Party. The Default Notice shall specify the nature of the default, the actions required to cure the default, and shall be sent via certified mail, return receipt requested, or by a recognized overnight courier service to the addresses provided by the Parties in this Agreement.

Upon receipt of the Default Notice, the defaulting Party shall have a period of fifteen (15) days (the “Cure Period”) to cure the specified default. If the default is curable and the defaulting Party cures the default within the Cure Period, no further action shall be taken.

If the defaulting Party fails to cure the default within the Cure Period, the non-defaulting Party shall have the right to pursue any and all remedies available under this Agreement, at law, or in equity, including, but not limited to, seeking an immediate default final judgment for the full extent of the Settlement Sum, minus any payments already made and received.

7.	Non-Dischargeability: With respect to all payment obligations to Fernandez of the Settlement Sum, to the fullest extend allowed by law, this Agreement and the liability and obligations hereunder are not intended to be, and shall not be, dischargable, avoidable, modified, compromised, rejected, or discounted under the provisions of the United States Bankruptcy Code, and shall survive any bankruptcy unaltered and in full force and effect.

8.	Confidentiality: The Parties shall keep the terms and conditions of this agreement strictly confidential. The Parties may say that the matter was settled, and the terms and conditions may be disclosed to accountants, and lawyers. Notwithstanding anything contained in this Agreement the contrary, LRHC shall be permitted to disclose certain terms set forth herein this Agreement to comply with federal SEC regulations and filing requirements. Nothing herein shall prevent a party from responding to a lawfully issued subpoena. Any default hereunder shall in no way affect the enforceability of the other terms and conditions of the Agreement. The non-defaulting party shall be entitled to emergency, temporary, and permanent injunctive relief.

9.	Merger and Integration: This Agreement constitutes the entire agreement between the parties and supersedes any prior written or oral understandings, agreements, negotiations, or representations by or among the parties hereto.

10.	Notice. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by registered or certified mail, return receipt requested, postage prepaid, or sent by a recognized overnight courier service to the Parties at the addresses set forth in this Agreement or to such other address as any Party may have furnished to the others in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (a) if delivered personally, on the date of such delivery, (b) if sent by registered or certified mail, on the date receipt is acknowledged, and (c) if sent by recognized overnight courier service, one business day after the date of dispatch.

Notice to LRHC, LRLN & La Rosa:

Mr. Koey Alberts

1420 Celebration Blvd. Suite 200

Celebration, FL 34747

Email: Korev@larosarealtycorp.com

With Copy To:

Michele Diglio-Benkiran, Esquire

Legal Counsel, P.A.

13330 W. Colonial Dr. #110

Winter Garden, FL 34 787

Email: efilings@legalcounselpa.com

Notice to Fernandez:

Norkis Fernandez; [*]

[*]

With Copy to: Michael A. Sasso; masasso@sasso-law.com;

11.	Miscellaneous.

a.	Choice of Law. This Settlement Agreement will be governed by the laws of Florida.

b.	Venue. Sole and exclusive venue to enforce this agreement and any and all claims related thereto shall be in Orange County, Florida.

c.	Attorney’s Fees. The prevailing party in any litigation arising out of or related to this Settlement Agreement shall recover their attorney’s fees and costs incurred at trial and on appeal.

d.	Modification. This Settlement Agreement shall not be modified or amended in any way except by writing executed by all Parties.

e.	Binding on Heirs, Successors, and Assigns. This Settlement Agreement shall be binding upon and shall incur to the benefit of the parties and their heirs, successors and assigns.

f.	Severability. Should any portion of this Settlement Agreement be deemed ineffective or invalid by the decision of any Court or passage of any legislation, it is the intention of the parties that the Settlement Agreement shall be construed as if the invalid provision, had not been contained herein, and the Settlement Agreement shall be otherwise valid.

g.	Cooperation and Further Execution of Documents. The Parties hereby agree to execute any and all other and further documents as are reasonably necessary to effectuate the terms and conditions of this Agreement, including, without limitation, all those necessary to pledge shares in La Rosa Realty Lake Nona, Inc. Said documents shall be executed within a reasonable time of being furnished to the other party; a period of 3 business days shall be presumptively reasonable under this clause, pending any reasonable edits, comments, or other changes to said documents.

h.	Within 10 days of the execution of this Mediated Settlement Agreement. the Parties shall execute an Agreement for the Sale of the shares of stock of LRLN pursuant to the terms set forth herein.

i.	By 5PM on Monday, October 21, 2024, LRHC and Fernandez agree to execute and deliver an Affidavit Concerning the Transfer of LRLN Stock and a Stock Pledge Agreement.

NONA LEGACY POWERED BY LA ROSA REALTY, INC. F/K/A LA ROSA REALTY LAKE NONA, INC.		JOE LAROSA

Dated: October 18th ,2024		Dated: October 18th ,2024
By:	Joseph La Rosa
As:	CEO

NORKIS FERNANDEZ

Dated: October 18th ,2024

LA ROSA HOLDINGS, CORP.

Dated: October 18th ,2024
By:	Joseph La Rosa
As:	CEO

4